EXHIBIT 10.10#

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

February 5, 2019

Dear Arden Lee:

This letter is to memorialize the offer of employment (the “Offer”) made to Arden Lee by Ghost Management Group, LLC (the “Company”) and to set forth the specific terms and conditions of your employment with the Company.

1)
Position. The Company offers you the full-time exempt position as the Company’s Chief Financial Officer at our Irvine, California office located at 41 Discovery, Irvine, California 92618. In this position, you will report to the Company’s President and Chief Legal Officer, Christopher Beals, unless notified otherwise. When and if the Company opens an office in Downtown Los Angeles, you shall have the option of working from this office.

2)
At-Will Employment. Subject to the terms and conditions of this Offer, the Company agrees to employ you and you agree to be employed by the Company commencing no later than February 28, 2019. If you have not commenced employment with the Company by this date, this Offer shall be null and void and of no further effect. You shall be employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without notice, terminate the employment relationship. You and the Company agree that it is the express intent of each of us that your employment shall be at will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment, or any limit on the discretion of the Company to modify terms and conditions of employment. No employee or representative of the Company has the authority to modify this at-will policy except for the Chief Executive Officer of the Company (“CEO”), and any such modification to this at-will employment policy must be in a written agreement signed by both the employee and the CEO. This constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.

3)
Duties. Your title will be Chief Financial Officer. In such capacity, you shall be responsible for all duties commensurate with those generally expected of your title as well as any set forth in your job description. You shall also have such other responsibilities as may be assigned to you from time to time by your manager or other senior officer of the Company. While you remain employed in such role, you agree to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations under this letter to the best of your ability. During your employment with the Company, you agree not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisers, for any direct or indirect remuneration without the prior approval of the Company’s Board of Managers or Directors (the “Board”). You agree to serve, and may be appointed, without additional compensation, as an officer or director of any subsidiary of the Company. You represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your entering into, or performing services under, this letter.

4)	Compensation and Benefits.

a.
Salary. You will receive an initial, annualized, base salary at the rate of $500,000, as may be modified from time to time by the Board or any compensation committee which may exist (the “Committee”), as applicable, in its discretion. The base salary will be payable in accordance with the Company’s normal payroll practices.

b.
Annual Bonus. For the Company’s 2019 fiscal year, you will be eligible for an annual bonus of up to fifty percent (50%) of your annual salary, with the attainment of such bonus being based upon the achievement of quantifiable annual goals that will be set by the Board or Committee, as applicable, in its sole discretion, provided that the Board or Committee may solicit input from you and executive management in determining such goals. Any applicable bonus during the first calendar year of your employment shall be a prorated portion based on how many calendar days you were employed in the first calendar year, and provided that you remain employed through the last day of the first calendar year. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-(b)(4) (that is, no later than March 15, 2020, for any bonus otherwise payable to you for the Company’s 2019 fiscal year).

c.
One-Time IPO Related Bonus. In addition to the other compensation set forth herein, you shall also be entitled to the following one-time bonus amounts subject to the terms herein. Each of these bonuses shall be payable within thirty (30) days of the Board or Committee’s certification that the applicable milestone has been achieved, provided that you remain employed through the certification date. The bonuses shall be as follows:

i.
$500,000 upon the successful completion of an IPO of the Company’s parent entity WM Holding Company, LLC (“Parent”) on a U.S. or Canadian exchange with a total amount of gross proceeds received by the Parent at or exceeding USD $150,000,000, that occurs no later than December 31, 2019. For purposes of this clause (i), an “IPO” means a Qualified Public Offering or Canadian Public Offering, as each such term is defined in the Parent’s Third Amended and Restated Operating Agreement dated August 15, 2018, provided, that for purposes of this clause (i), the amount of gross proceeds to be received by the Parent in the definition of Qualified Public Offering shall be deemed to be not less than USD $150,000,000.

ii.
$125,000 upon the timely filing of the first quarterly financial report with the U.S. Securities and Exchange Commission in a timely fashion with no inaccuracies, errors or omissions, that occurs after the achievement of the IPO described in clause (i) above.

iii.
$125,000 upon successful completion of the implementation of financial compliance with (A) the relevant listing exchange requirements (including without limitation, the listing requirements of Nasdaq and the Canadian Securities Exchange) and (B) requirements under the Sarbanes Oxley Act of 2002, as amended, by no later than the six month anniversary of the achievement of the IPO described in clause (i) above.

d.
Relocation Allowance. You will receive a one-time, taxable, relocation allowance payment of $10,000 (the “Relocation Allowance”) to cover moving expenses related to any relocation in connection with this role during the first three months of your employment (and in all cases, payable to you no later than December 31, 2019). If the Company terminates your employment for Cause (as defined below) prior to the one-year anniversary of your employment start date with the Company, then you must repay the Company the full gross amount of the Relocation Allowance. If you resign from employment with the Company for any reason prior to the one-year anniversary of your employment start date with the Company, then you must repay the Company a prorated portion of the gross amount of the Relocation Allowance, based on the ratio of (x) 12 minus the number of full months of your employment with the Company to (y) 12 months.

e.
Equity. Subject to the Board or Committee’s approval, the Company will recommend that you be granted an award of 10,000 unvested Class B Units (the “Employee Class B Units”) in WM Holding Company, LLC, the parent company of the Company (the “Parent”), under the Parent’s Third Amended and Restated Equity Incentive Plan (the “Incentive Plan”) and pursuant to the terms and conditions set forth in an Equity Award Agreement (the “Award Agreement”) thereunder to be entered into between you and the Parent following your employment start date with the Company and in accordance with its internal policies regarding the grant of equity incentive units. Your Employee Class B Units will be scheduled to vest as to 25% of the underlying Class B Units on the one (1) year anniversary of your employment start date with the Company (the “Vesting Cliff”), and thereafter, as to one forty-eighth (1/48th) of the underlying Class B Units on a monthly basis over thirty-six (36) months on the same day of the month your employment start date (or if there is no corresponding day in a given month, the last day of the month), in each case subject to your continued employment with the Company through the applicable vesting date. Your Employee Class B Units will be subject to the terms and conditions set forth in the Parent’s Incentive Plan, as amended from time to time. You acknowledge that you have reviewed the Incentive Plan.

f.
Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such other deductions as you may properly instruct the Company to take.

g.
Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program with or without prior notice to employees. Details about current benefit plans and programs are available in the office of the Company’s benefits administrator.

h.
Vacation. You will receive paid vacation according to the Company’s Vacation policy set forth in the Company’s Employee Handbook as may be amended from time to time (the “Employee Handbook”). You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of any accrued but unused vacation will be made upon termination of employment.

i.	Paid Sick Leave. You will be eligible for paid sick leave according to the Company’s Sick Leave Policy set forth in the Employee Handbook.

j.
Business Expenses. The Company will provide reimbursement to you for any ordinary and reasonable out-of-pocket business expenses which are incurred by you during your employment with the Company in furtherance of the Company’s business and in accordance with the Company’s standard expense reimbursement policy as may be in effect from time to time.

k.	Exclusive Compensation. You agree that your compensation under this Section 4 constitutes the full and exclusive consideration and compensation for all services rendered by you under this Offer.

l.
Definition of Cause. Any of the following actions by you constitute Cause for termination of employment by the Company: (i) an act of fraud, embezzlement, dishonesty, material misappropriation or theft against the Company or any of its affiliates, or a customer or co-worker; (ii) willful misconduct that has, or could reasonably be expected to have, an adverse effect upon the business, interests or reputation of the Company or any of its affiliates; (iii) conviction of, or plea of nolo contendere with respect to, a felony or other crime involving moral turpitude; (iv) breach of any of the terms of this Offer, the Confidential Information, Non-Solicitation and Inventions Assignment Agreement, the Mutual Agreement to Arbitrate Employment Disputes, or any written policy of the Company or any of its affiliates, including any policy in the Employee Handbook, applicable to you; or (v) willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company and its affiliates.

m.
Clawback Provisions. Notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this letter or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

5)	Conditions of Employment.

a.
Policies and Procedures. You agree to adhere to Company policies and procedures, including all policies contained in the Employee Handbook, which you will receive when you begin employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.

b.
Background Check and Eligibility. This Offer is contingent upon a satisfactory background and reference check, which may be conducted in whole or in part by a consumer reporting agency; including, but not limited to, education and employment verification, and proof of your eligibility to work in the United States. You agree to timely complete and return to the Company all documentation provided to you under the Fair Credit Reporting Act for the purpose of completing such background and/or credit check.

c.
Right to Work. This Offer is conditional upon your having the unrestricted right to work in the United States. On or before your first day of employment, you will be required to complete Section 1 of the federal Form I-9. By the fourth day of employment, you must provide documentation that proves both your identity and right to work in the United States, or the Company must terminate your employment. For further information, see https://www.uscis.gov/i-9.

d.
Confidential Information, Non-Solicitation and Inventions Assignment Agreement. Enclosed is the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

e.
Arbitration Agreement. Enclosed is the Company’s Mutual Agreement to Arbitrate All Employment-Related Disputes, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

f.
Modification. The Company reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at-will employment policy.

g.
No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

h.	Prior Agreements. This letter supersedes any prior agreements regarding your employment with the Company.

i.
Governing Law; Severability. The validity, interpretation, construction and performance of this letter will be governed by the laws of the State of California, with the exception of its conflict of laws provisions. The invalidity or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

j.
Successors. This letter will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes.

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If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to my attention no later than February 10, 2019.

Sincerely,

GHOST MANAGEMENT GROUP, LLC

		By:	/s/ Chris Beals (Feb. 6, 2019)
Christopher Beals, President

ACCEPTED AND AGREED:

/s/ Arden Lee (Feb. 6, 2019)
Print Name:	Arden Lee
Date:	Feb. 6, 2019